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EXHIBIT 2.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                       SONUS COMMUNICATION HOLDINGS, INC.

1.       NAME

         The name of this corporation is Sonus Communication Holdings, Inc. (the "Corporation").

2.       REGISTERED OFFICE AND AGENT

         The registered office of the Corporation shall be located at Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware, 19805. The registered agent of the Corporation at such address shall be Corporation Services Company.

3.       PURPOSE AND POWERS

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.       CAPITAL STOCK

         The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of common stock, all of one class, having a par value of $.0001 per share (the "Common Stock").

5.       INCORPORATOR; INITIAL DIRECTORS

         5.1. INCORPORATOR

         The name and mailing address of the incorporator (the "Incorporator") are Cecil E. Martin, III, 7 St. Paul Street, Suite 1000, Baltimore, Maryland 21202-1626. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

         5.2. INITIAL DIRECTORS

         The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation and until their successors are elected and qualified:



          NAME                             MAILING ADDRESS
                                           Sonus Communication Holdings, Inc.
          Charles W. Albo                  6007 Greeley Blvd.
                                           Springfield, VA  22182


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

          Nana Maraneli                    Sonus Communication Holdings, Inc.
                                           6007 Greeley Blvd.
                                           Springfield, VA  22182



6.       BOARD OF DIRECTORS

         6.1. NUMBER; ELECTION

         The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

         6.2. LIMITATION OF LIABILITY

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages except: (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received any improper personal benefit.

7.       INDEMNIFICATION

         To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         The Corporation shall advance expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

         The Corporation may advance expenses (including attorneys' fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.


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8.       AMENDMENT OF BYLAWS

         In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

         IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 7th day of April, 1999.





                                        By:   /s/ Cecil E. Martin, III
                                              -----------------------------
                                                  Cecil E. Martin, III
                                                  Incorporator





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